Exhibit 10.2
Notice of Performance-Based Restricted Stock Unit Award Granted Under the
Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan

Award Recipient	[________]
Type of Award
[________] performance-based restricted stock units (“PSUs”) (the “Target PSUs”) of Match Group, Inc. (“Match Group”), with the potential to earn up to a maximum of [________] PSUs, that will vest based on the achieved results against the Performance Conditions as set forth on Attachment A. PSUs shall be settled in shares of Match Group common stock (“Shares”). Except as otherwise set forth herein, the PSUs will be subject to the terms and conditions of the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan, as amended (the “Plan”). Capitalized terms used (but not defined) in this Notice shall have the meanings set forth in the Plan.

Award Date	[________]
Time- and Performance-Based Vesting Conditions
The PSUs shall vest as follows: [___]% of the Target PSUs shall vest on [___________] (the “First Vesting Date”) and [___]% of the Target PSUs shall vest on [_____________] (the “Second Vesting Date”) (each such date, a “Vesting Date”). Notwithstanding the foregoing, the actual number of PSUs that will be earned and vest on each Vesting Date shall be determined based on performance relative to the Performance Conditions as set forth on Attachment A.
In order for the PSUs to vest, the award recipient must be continuously employed as a service provider by Match Group or one of its subsidiaries through the applicable Vesting Date (the “Continuous Service Requirement”).
Assuming the satisfaction of the Continuous Service Requirement, the number of PSUs that will be earned and vest on each Vesting Date shall be determined by application of the Performance Conditions to the Target PSUs as set forth on Attachment A, subject to the terms set forth in this Award Notice and the attached Terms and Conditions.
The Committee shall retain the sole discretion to adjust any or all of the Performance Conditions to reflect any significant event that the Committee determines, in its good faith judgment, is likely to have a meaningful impact on the likelihood of the achievement of the Performance Conditions.
Final determinations regarding the levels of Performance Conditions achieved (and corresponding number of PSUs earned) shall be made by the Committee in good faith, based on its beliefs regarding the spirit and intent of the Plan.

Impact of a Termination of Employment	Except as otherwise provided in the attached Terms and Conditions or the Plan, upon your Termination of Employment, any and all unvested PSUs will be forfeited and canceled in their entirety.
Terms and Conditions
Your PSUs are subject to the Terms and Conditions attached hereto and the Plan, which are incorporated herein by reference. Copies of these documents are available upon request from your People Department.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your PSUs.

ATTACHMENT A

A-1

Terms and Conditions for Performance-Based Restricted Stock Units Granted Under the
Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan
Overview

These Terms and Conditions apply to your award of performance-based restricted stock units (the “Award”) granted pursuant to Section 7 of the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan, as amended (the “2017 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”).  All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the 2017 Plan.

Continuous Service

In order for your Award to vest, you must be continuously employed by Match Group, Inc. (“Match”) or any of its Subsidiaries during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the 2017 Plan shall confer upon you any right to continue in the employ or service of Match or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to these Terms and Conditions and the 2017 Plan, the performance-based restricted stock units (“PSUs”) in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.

Termination of Employment

The treatment of the PSUs in respect of your Award upon the termination of your employment is set forth in these Terms and Conditions and the 2017 Plan. Except as set forth in your Award Notice, employment agreement (if applicable) or below, upon any termination of your employment with Match or any of its Subsidiaries during the Restriction Period for any reason (including, for the avoidance of doubt, due to your death or Disability) any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such event.

If: (i) your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause or (ii) following any termination of your employment for any reason, Match becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to Match and/or any of its Subsidiaries (the “Underlying Event”) (and which would not have been curable upon notice), then: (a) your Award (whether or not vested) shall be forfeited and canceled in its entirety and (b) if your Award vested after the Underlying Event, then Match shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to Match, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies Match and/or its Subsidiaries may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any PSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such PSUs shall be settled. For each PSU settled, Match shall issue one share of Common Stock for each PSU vesting. Notwithstanding the foregoing, Match shall be entitled to hold the shares or cash issuable to you upon settlement of all PSUs that have vested until Match or the agent selected by Match to administer the 2017 Plan (the “Agent”) has received from you: (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such PSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any PSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, Match or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the PSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of the related withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your PSUs, pay to Match, or make arrangements satisfactory to Match regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Change in Control

Change in Control. “Change in Control” is defined as set forth in the Plan. The vesting of your Award will not be accelerated upon a Change in Control of Match. However, in the event that you cease to be employed within the two (2) year period following a Change in Control of Match as a result of: (i) a termination without Cause or (ii) your resignation for Good Reason, then 100% of your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the business or subsidiary of Match by which you are employed or for which you are performing services at the time of such sale or other disposition by Match shall be considered a Termination of Employment (not a Change in Control of Match) and shall be governed by the applicable provisions of the 2017 Plan and the provision set forth under the caption “Termination of Employment” above; provided, however, that the Committee may deem it appropriate to make an equitable adjustment to the number of PSUs and the number and kind of shares of Common Stock underlying the PSUs underlying your Award.

Non-Transferability of the PSUs

Until such time as your PSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the 2017 Plan, unless and until your PSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the PSUs (including the right to vote the shares underlying your PSUs and the right to receive dividends, among other rights).

Other Restrictions

The PSUs shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or other qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval or permit of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of shares, then in any such event, the award of PSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the 2017 Plan, the 2017 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2017 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2017 Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2017 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2017 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2017 Plan. In the event of any conflict between your Award Notice (or any other information posted by Match or the Agent online or given to you directly or indirectly through the Agent) and Match’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted by Match or the Agent online or given to you directly or indirectly through the Agent), Match’s books and records shall control.

Amendment

Match may modify, amend or waive the terms of your PSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your PSUs constitutes your authorization of the release from time to time to Match or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your PSUs and/or the 2017 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your PSUs and/or the 2017 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your PSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which Match, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  However, if: (i) any amounts or benefits payable in respect of your Award are determined to be non-qualified deferred compensation within the meaning of Section 409A, (ii) such amounts become payable upon a termination of employment and (iii) you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of (x) the first day of the seventh month following your termination of employment and (y) your death.

In no event shall Match be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Appendix
Notwithstanding any provision in these Terms and Conditions, if you reside outside of and/or are subject to the laws of a country outside the United States, the PSUs will be subject to any additional terms and conditions for your country set forth in the appendix to these Terms and Conditions (the “Appendix”). Further, if you transfer your residence and/or employment to a country included in the Appendix after the grant of the PSUs, the additional terms and conditions for such country will apply to you to the extent Match determines, in its sole discretion, that the application of such additional terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of these Terms and Conditions and any reference to the Terms and Conditions herein includes the Appendix.

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